Exhibit 99.2

AXESSTEL, INC.

PORTIONS OF TRANSCRIPT OF CONFERENCE CALL

February 1, 2004

10:00 am CT

The following is a transcript of portions of the Axesstel, Inc. investor conference call held February 1, 2004 in connection with Axesstel’s earnings announcement of the same date, relating to the quarter and fiscal year ended December 31, 2004.

Conference Coordinator:	[ * * * ] the company would like to remind listeners that in this call, management’s prepared comments contain forward-looking statements.

In addition, management may take supplementary forward-looking statements in response to your questions.

The company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors.

These factors include, but are not limited to, the possibility of delays and adoption of new technologies in developing markets, lack of continued acceptance or growth of CDMA technology in target markets, the possibility the networks that can support our CDMA, EVDO and EVDV broadband modems will not be widely deployed, competition for contracts with its large telecommunication carrier customers, the risk of dependence on a limited number of those customers, such as Tata Teleservices and the requirements for end users to accept the Company’s products and technologies, the Company’s dependence on sole source suppliers, including QUALCOMM Incorporated for CDMA chips, the possibility of unforeseen manufacturing difficulties, the Company’s need to attract and retain skilled personnel, and other risks factors and information contained in the Company’s filings with the Securities and Exchange Commission.

Therefore, the company claims protection from the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today. Any projections made or implied during this presentation, represents management’s estimates based on available information at that point in time only and the Company assumes no obligation to revise or update these projections due to changing market conditions.

[* * *]

And now, I’m pleased to turn the call over to Mr. Mike Kwon, Chairman and CEO of Axesstel Incorporated.

Go ahead, sir.

Mike Kwon:	[* * *]

For those of you who are not familiar with our company, Axesstel develops, designs and markets fixed wireless, voice and data product for the worldwide telecommunication market.

We believe we have the largest commercialized portfolio of the fixed wireless access product. Our current growth strategy is based on providing telephone and data terminals to the carrier and emerging and undeveloped countries. We in turn sell those devices to their subscribers.

Axesstel customers currently included major carriers in Latin America and Asia.

In 2004, we entered the next phase of our growth strategy, which is centered on the supply of next generation high speed data devices.

I would like to emphasize that we believe our 2004 results are just the beginning for us as we are only on the full year fiscal year into the - our new business strategy.

We are pleased to announce that our revenue performance has exceeded our prior guidance.

For more detail about some of our achievements during this quarter, I’d like to introduce David Morash, our President, COO and acting CFO.

David Morash:	[ * * *]

I’ll address specifics for the market, for Q4 ’04 and fiscal year 2004 year in a moment, but I just like to recap on the Company’s core business focus, our ongoing strategy, and some of the macro trends impacting the fixed wireless marketplace and how we see that driving growth in the future.

Axesstel is focused on delivering and providing next generation fixed wireless products to telecommunication service providers primarily in developing countries, in Asia, Africa, Latin America, and Eastern Europe. Our goal is to supply these operators with high quality subscriber equipment for voice and broadband data solutions at affordable prices.

To achieve this, our products are designed and engineered around a single platform using a common set of components to realize a competitive cost structure.

Recent changes in worldwide telecommunication in the telecommunications industry and specifically in wireless sector of the industry has substantially increased the economic feasibility of deploying wireless telecommunication services in developing areas.

Management believes the dollar value of the worldwide telecommunications market was approximately $1.04 trillion for 2004. But despite the size of this market, telephone penetration is less than 5% of the worldwide population outside of Europe and North America.

It is the countries such as India, China, Brazil, Pakistan, and Russia that are among the world’s fastest growing emerging telecommunications market. Within these areas, landline communication has become too expensive and time consuming to deploy. As a result, many carriers are using fixed wireless deployment as a landline replacement.

A number of important factors are now driving a very real increase in telecommunication spending by operators in developing countries, where the provision of basic voice and data services are fundamental prerequisites for improving social conditions and fueling economic growth.

First is a cycle of widespread deregulation and privatization in emerging countries which is resulting in higher penetration and increasing revenues for operators, allowing them to leverage greater operating efficiencies and offer improved quality of service.

Second, advances in wireless technology and the increased focus that companies such as Axesstel are placing on R&D is enabling the industry to develop and manufacture advanced, robust and superior product lines resulting in reduced total deployment cost for network operators, more reliable services and lower equipment charges for consumers.

Third is a growing diversity of affordable subscriber plans, such as prepaid calling plans that are helping to power significant subscription growth.

And fourth is the trend of reductions in government tariffs and an increase in government subsidies which encourages telecommunication network growth at lower subscription cost for the consumer of fixed wireless services.

We’re currently noticing a definite change in attitude in both developed - developing and developed countries, concerning the viability and advantage of fixed wireless.

Although fixed wireless, voice and data products are not a substitute in all cases for landline connections or mobile handsets, the unique cost and timing advantages including service expansion, tariffs and deployment, significant technology advances are driving fixed wireless into a position where in many cases it is viewed as a suitable replacement for landline.

There’s a significant consequences for our industry, not just in developing countries, but increasingly in developed countries including the United States.

In terms of positioning, we feel that we have both the opportunity and the ability to make a strong run at establishing Axesstel as the leading provider in fixed wireless products during the coming year.

Returning to our performance in 2004, it was undoubtedly a milestone year for Axesstel. We’re seeing strong interest in our new advanced voice and data product lines in the marketplace.

We gave Q4 guidance of $20 million to $25 million. And I am pleased to report we exceeded the high end of the guidance by $3 million, with 28 million in revenues for the fourth quarter of ’04.

Our performance in Q4 reflects strong execution across a majority of our frontline contacts and a number of new and developing relationships.

Those of you who have been following Axesstel will know that we announced the $45 million purchase order from Tata Teleservices in India in July of 04. Tata is a leading telecommunication service provider in India with over 2 million customers.

We recently signed a supply contract with Tata for 2005 which gives us the framework to supply not only existing products, but also potentially new products on our roadmap. Tata is already issuing firm purchase orders through April onto which Axesstel is delivering.

Other revenue drivers for us in Q4, came in the form of additional orders from TeleCard in Pakistan and we began supplying new customers in Indonesia and Mexico.

The Venezuelan affiliate of a major US carrier gave us our first PO for AXW-D800 product, a new EVDO modem which we believe is the first on the market.

Thorough January 2005 18, CDMA 2000 EVDO networks were deployed and presently, 18 more are being deployed in Asia, the Americas and Europe.

According to CDG, data is the fastest growing business for CDMA.

[* * *]

An important part of our 2004 strategy was a relentless focus on cutting costs and leveraging economies of scale in order to remain competitive in our market.

We have adopted a multi-prong strategy to increase our margins over time, targeting the following areas: number one, obtain a high volume contract to achieve economies related to volumes as a barrier to entry for smaller players; number two, continuous improvement of our products to reduce cost; number three, supply chain savings through more aggressive and volume leverage purchasing; number four, improve customer and product mix by developing next generation data products and number five, manufacturing cost reductions.

Due to a substantial effort by Mike and the sales force, helped by high quality of our product, we were able to jumpstart the process of bringing onboard a large customer to give us the high volume purchasing capacity, which was obviously Tata in the second quarter.

For example, instead of purchasing relatively insignificant amounts of components, now our purchases are a significant part of many of our vendor sales and this creates leverage, which allows us to more effectively source suppliers to achieve lower purchasing cost.

We continue to improve our product lines with the aim of attaining lower base price without in any way compromising the quality of our product. This is important as we gain a strong reputation for the quality of our products that we introduce into the market. This also underpins another important part of our strategy which is directed at improving product mix.

We also aggressively - we’re also aggressively looking to create diversity and competition in our supply chain while securing capacity. Although our relationship with them is excellent and we have managed to achieve a number of cost breaks — this is with WMC — the increase volume that we anticipate in ’05 makes this desirable for us to reduce our single source dependency on one manufacturer and spread the load.

We also believe the added competition will assist in lowering our manufacturing cost.

If you look at our margin specifically for ’04, because of our customer mix in ’04 versus ’03, the overall margin declined.

We previously indicated that we thought there would be downward pressure on margins for Q1 ’05 brought on by selling price breaks as we hit higher volume delivery targets. But I’m pleased to say that the success of our general business strategy coupled with anticipated positive mix indicate that we may see a recovery in margins from Q4, potentially to more normal levels.

Looking at the fourth quarter results, the company reported a net loss of $3.2 million or 30 cents per diluted share, [* * *] contributing to the net loss for the fourth quarter of 2004 were slower than expected gross — I’m sorry – lower than expected gross margin, resulting from product mix, a provision of $1.4 million for a deferred tax valuation allowance, $118,000 from a foreign exchange loss and an increase in research and development spending of $333,000 over the prior quarter.

The increase in research and development was caused by a speed up in spending due to higher than anticipated interest for our new advanced data products. The tax valuation allowance has no impact on cash flows and we will still be able to use the tax loss carry forward in the future.

The reason for the write-off, a part of the tax asset now is that we experienced a change in ownership in October of more than 50% for IRS calculation purposes. After changing ownership, IRS rules limit how much of a write-off you can take in any given year.

Accounting direction limits the amount of time you can forecast to use the NOL and so we wrote-off the last two areas as the carry forward, even though we expect to use the NOL in later years.

Year 2004 was important for us in terms of our maturation into a serious player in the fixed wireless space and much of this is due to our determination to bring a market - bring to market a superior range of quality voice and data products.

Although our main focus up to now has been on providing voice products, we believe that a significant opportunity for the company lies in the provision of next generation products.

EVDO is the major leap forward for operators and enables them to offer the benefits of always-on connectivity and access the media-rich content to subscribers at data speeds comparable to cable modems or DSL and we believe at cheaper cost per byte than any other 3G technology.

As you know, mobile wireless data has enjoyed success in developed markets and we believe that we can emulate the success in creating a more sustainable fixed wireless market, not just in emerging countries but also in developed countries including the US.

Our view is that the very nature of data products is more aligned and better suited to a fixed environment. In 2004, we successfully tested and launched our new AXW-D800 and AXW-D1900; CDMA, EVDO fixed wireless modems at the CDMA America’s Congress in Miami, Florida.

This line of EVDO modems has a high level of flexibility and real ease of use and our timing couldn’t be better as worldwide operators look to increase their subscriber base - bases and maximize revenue opportunities by ramping up the rollouts of EVDO networks.

So if 2000 in year was - 2004 was the year of voice for Axesstel, we believe that 2005 may well prove to be the year we establish a successful business in data.

And estimating how this might impact the top and bottom line, I’d point out that the margins inherent in our EVDO products are better than those of our voice products. And despite our confidence in the validity of the market and current substantive discussions and network tests with a number of customers, we have not factored in a significant amount of sales of EVDO products into our guidance for ‘05.

Some key additions at both the company and the board level are fueling our confidence about the ability of Axesstel to grow our industry influence and seize a significant market share.

As an example, we are fortunate to add some significant telecom players on the board this year and they are already contributing to our company both - in both the long-term vision of the company and our ability to compete on the ground.

I would like to point to the appointment of Ake Person to the board who brings to Axesstel more than 34 years of experience in the telecommunications industry and recently served as head of Ericsson’s CDMA Systems Business Unit and President of Ericsson Wireless Communications in San Diego.

In addition, we have some key players on our sales team, including Ed Triebell from Superconductors and Gregg Rowell from Kyocera. Both these seasoned individuals are already providing their worth in the field and will enhance our ability to grow our business both to existing and new customers.

[* * *]

In terms of how we see 2005, given that we see Q1 ‘05 at $28 million to $30 million, we are raising our revenue guidance for the full year to $135 million to $145 million.

Gross margins for Q1 ‘05 should recover to more normal levels due to positive customer and product mix and aggressive cost reduction.

For the full year ‘05, we are projecting a gross margin of 12%, but again, I must caution that quarterly swings are likely until we are able to increase the number of customers and spread the mix.

We are very optimistic about the year and we’ll continue to add key engineering, sales, operational, and management personnel to our roster, as we look to take advantage of the momentum that we are generating.

To sum it up, we’re very excited about the prospects for Axesstel during the year. We entered 2005 with a solid and rapidly expanding customer base for the present range of products, with areas of significant opportunities such as our EVDO rollout.

The market continues to demonstrate strong growth trends and we’re bringing great new products to market. Our company is better prepared to face the competitive nature of fixed wireless industry with a superior product range.

In short, we are confident that we have evolved into a more seasoned player that will enable us to build on our achievements of 2004 and turn opportunities into real marketplace leadership during 2005.

At this time, I’d like to turn the call over to Alireza Saifi, our VP of Finance, for the financial view of Q4 and full year 2004.

Alireza Saifi:	Thanks, Dave.

I’m delighted to report on a not just a great quarter for Axesstel, but also a defining year for the direction of our company.

As in previous calls, I will review our fourth quarter results and full-year results with some comparisons to prior periods in order to highlight the performance gains that we have made since adopting our new business model.

We exceeded our fourth quarter revenue guidance of $20 million to $25 million. Our revenues for the fourth quarter of 2004 were $28.2 million, representing an increase of 8.1% compared to our third quarter 2004 revenue of $26.1 million.

Our revenue performance was due in part to the increasing demand by our largest customer and some initial wins with operators in Asia and the Caribbean Island.

For the full year ending December 31, 2004, revenues were $62.6 million compared to $11.5 million for the fiscal year 2003. It is important to point out that during fiscal year 2003, revenues comprised of $7.3 million in engineering services revenue and only $4.3 million in product revenues.

Gross profit for the fourth quarter 2004 was $2.4 million or 8.4% and gross profit for third quarter of 2004 was $3.3 million or 12.6% of revenue. For the full year, gross profit was $6.7 million or 10.7% of revenue versus $4.1 million or 35.4% of revenue for 2003.

As stated in previous calls, our 2003 gross profit includes results from our discontinued engineering services which historically carried high margins than product sales.

Looking at our gross margins, we experienced a decrease in Q4 2004 due to the change in our customer mix which adversely impacted the company’s operations.

As reported in our third quarter conference call and for the benefit of those of you that are new to Axesstel story, our quarterly gross margin is highly dependent on the customer mix and product mix.

But as we work towards executing our strategy of building stronger carrier relationship, capturing additional market share, and driving down overall cost, we believe we will achieve normalized gross margins on an annual basis.

Our resource and development expenses for Q4 2004 were $1.4 million. This was an increase of approximately $330,000 from $1 million for third quarter 2004.

This sequential increase was a result of higher development expenses related to the following:

Based on the foreseeable demand of our product for the Chinese market, management made a conscious decision to increase this development effort to bring to market earlier, our Chinese version of our fixed wireless desktop phone.

Also contributing to this increase was the demand for both of our next-generation data modem production sample, to be used for technological approval purposes and additional expenses related to beta test production line support for our manufacturing partner.

For the full year 2004, our research and development expenses totaled $4.2 million versus $2.3 million for the full year 2003.

Our SG&A expenses for the fourth quarter 2004 were $2.4 million. Sequentially, our SG&A expenses decreased by approximately $200,000 from $2.6 million in third quarter of 2004.

For the full year ending December 31, 2004, SG&A expenses totaled $8.4 million versus $5.5 million for the full year of 2003.

For the fiscal year ended 2004, our SG&A expenses increased as we continued our efforts to expand and grow our infrastructure.

On a percentage of revenue basis, our SG&A expenses are 48% of revenue in 2003, compared to 13% in 2004.

Our net loss for the fourth quarter 2004 was $3.2 million or a loss of 30 cents per diluted share. On a sequential basis, our net loss for the third quarter was $2.4 million or a loss of 26 cents per diluted share.

Factors contributing to our net loss for the fourth quarter of 2004 were the following: As a result of our product mix for the fourth quarter, we experienced a lower than expected margin for the quarter; a $118,000 loss related to foreign exchange losses and as stated before, an increase of $330,000 in research and development expenses related to higher than anticipated interest for our new - advanced data products.

For the full year of 2004, we had a net loss of $8.3 million as compared to a net loss of $2.6 million for the same period a year-ago. The increased loss was mainly attributable to a reduction in our gross margins as we shifted our business model from engineering development services and products to developing and marketing our own brand of fixed wireless product and to a $1.7 million expense reported in connection with the settlement of the litigation with Axess Telecom, a company based in Korea not related to Axesstel.

Turning to the balance sheet item, our cash and cash equivalent at the end of Q4 totaled $7.5 million versus approximately $376,000 at December 31, 2003. This increase was in part due to substantial increase in collection of our receivable.

During the fourth quarter 2004, our accounts receivables decreased to $8.8 million from $21 million in previous quarter ended September 31. Comparing to our December 31, 2003 year-end results of 1.4 million our accounts receivables increased.

During our last quarter conference call, we indicated that the increase in accounts receivables for our third quarter of 2004 was the direct result of the increasing sales and a temporary delay in processing our letters of credit for that - for the third quarter of 2004.

At this time, I would like to thank everyone for listening and hand the call back over to the operator for questions.

[* * *]

Conference Coordinator:	Yes, sir.

David Morash:	Operator, just before you go into that, I think that – this is Dave Morash - I think there was one other paragraph that might have gotten missed. Let me just say that this is one fact that I think is very significant and that’s some facts that came from CDG – the CDG Web site that as of January 2005, 18 CDMA 2000 EVDO networks were deployed and 18 more are being - are presently planned to be deployed in Asia, the Americas, and Europe.

According to CDG, data is the fastest growing business for CDMA 2000 operators and many forecasted it’ll contribute half of their revenues in five years.

During January, our engineers successfully tested our EVDO modem on eight carrier networks.

Thank you. I just wanted to make sure that fact was also conveyed.

And now we can turn it back to questions.

Conference Coordinator:	All right.

[* * *]

All right. We’ll take our first question from the side Joe Noel from Pacific Growth.

Go ahead, please.

Joe Noel:	[* * *]

A couple of things. I was hoping you could give me the nickel tour here on Indonesia and Mexican opportunities. Also, you talked about the R&D expenses as being a little bit higher and you cited the potential acceleration of the fixed wireless product in China.

But then you also talked about the data modem and that you did something for a partner. Was that specific to China or is that a separate issue?

David Morash:	That’s a separate issue.

Joe Noel:	Okay. So, did you accelerate development for particular partner, was that it?

David Morash:	No. We accelerated development - well in China, we have - we feel that that market is very interesting for our products going forward and so we’ve accelerated the Chinese character development on our phone.

It’s got a new larger screen [* * *]. It’s a very attractive product and so we’ve seen a lot of potential interest and so we wanted to get that product out faster and so we’ve actually - we actually did a little bit of, you know, of outsourcing to try and get that product, roll it out as fast as possible.

Joe Noel:	Okay. And what was the other issue on the R&D that you talked about, the data modem part?

David Morash:	Well, the other piece of it is that - on the data modem on the EVDO and the 1xRTT terminal, we saw in the beginning of this quarter and the last quarter beginning to this quarter, we saw some really strong interest in both products and so we sped up and spent a lot of time and energy [* * *] proving of the product in the - on the actual networks.

And so, there’s a lot of fieldwork both to test those - the products out in the field and then also there was a lot of work done with the manufacturing side to bring the manufacturing process up to speed, so that we can get it out and get it out - get out some production this quarter.

Joe Noel:	I see. And the - what can you tell about Indonesia and Mexico?

David Morash:	Really the – we - it’s not so much the size of the order as it is simply that it’s initial orders and what I was trying to relay to everybody is that we are in the process of broadening our product base and we see, for instance, Indonesia being a very attractive market and obviously Mexico has been and continues to be a very attractive market.

So, its significance is really the opportunity going forward, not so much the size of the particular transaction this quarter.

Joe Noel:	I see. Great.

[* * *]

Conference Coordinator:	All right. We’ll take our next question from the site of John Bucher from Harris Nesbitt.

Go ahead.

John Bucher:	John Bucher here, Harris Nesbitt.

[* * *]

I got a question for you just on the, you know, on the market size. I know it’s very difficult to giving me kind of unit estimate and the like, but sort of dovetailing off the previous call, could you sort of, you know, quantify growth opportunities, not necessarily just for Axesstel but just overall for fixed wireless terminals by geographic market and give, you know, some type of color as to, you know, what you think the, you know, how big the market might be in 2005 and then the, you know, also just looking ahead directionally, how big a market do you expect us to be, both voice and data, if you can do it that way?

Thank you.

David Morash:	Honestly, there is very little public data on fixed wireless and so it’s hard to tell you precisely, we’re in the process of kind of internally developing that, but I would tell you that there are a number of markets that seem to be moving along very nicely.

Obviously, India, is Pakistan, we see markets like Indonesia with large populations and very low penetration rates. Central and South America, I think now with the advent of Telefonica buying BellSouth’s operations and consolidating some of those, I think there’s a lot of significant growth there.

[* * *] If you look at it, what’s the potential market, it’s, you know, 50 million people sitting out there waiting for a phone. Nobody has really - as I’d say, nobody has really broken it down, I would say Eastern Europe on a 450 and then it looks as if, you know, China has - is certainly also moving along rapidly as they’ve switched out of UT Starcom and start doing, you know, CDMA networks, etcetera.

So, I would tell you that there probably isn’t a marketplace in any major area in the world that isn’t a growing market. It doesn’t look like a growing market that I know of for fixed wireless in 2005.

John Bucher:	Thank you.

And then final question, if you could just provide, you know, a brief overview, for those of us not, you know, intimately familiar with the product portfolio and what you might expect coming in 2005?

Do you have EVDO at 450 up and running now and just go through some of the voice and data portfolio?

Thank you.

David Morash:	Yeah, I mean, we are - we now have a complete line of EVDO 450, you know, 800 and 1900.

We’ve also got the - what we call the – our T2 product which is a - when I saw RTT terminal that is rolling out to customers as we speak, which is - which also gives, you know, high-speed data as well as voice connectivity for the home and we’re seeing a lot of interest in that as a terminal product to kind of wirelessly connect a whole home or a whole office, a small office, etcetera.

And then we’ve got, you know, both basic kind of lower end and higher end product in all three ranges and we’ve got - now as I say, this quarter we should be rolling out the – our Chinese version and we’ve got a number of kind of product enhancements, if you will, that we’ll be rolling out this year relative to increased or additional services that can be offered on the phone.

So we think, you know, we’ve got a real - we’ve got more focus we think than anybody does on this area and we’ve got some very exciting developments going forward in R&D.

I mean one thing that surprised me over the last year is how - what a great job our engineers are doing at rolling out new products in kind of record times.

John Bucher:	Thank you very much.

[* * *]

Conference Coordinator:	We’ll take our next call from the site of Frank Marsala from First Albany.

Go ahead, please.

Frank Marsala:	[* * *] Recently was looking at a - one of these Indian new sources and I came across something where it talks about Tata building up 20 telecom circles by March of this year. Is that something that’s ahead of what you guys were expecting, is that in line with what you’re expecting?

David Morash:	I think it’s - I think they are - they’re having certainly excellent success and I think that’s probably ahead of where there’s - where they’re – we’re planning to be.

They are obviously rolling it out countrywide and having very good success, so this year is a really a key year for them in terms of rolling this out to the entire country and they see some - they’ve given us some very substantial growth numbers.

Frank Marsala:	And can you talk about Dave the number of phones that you would be expecting from them as we move forward by quarter perhaps, or however you can do that?

David Morash:	We really haven’t - it’s very hard for us, you know, competitively and so forth to hand that kind of information out, but I would tell you that, you know, we would expect them to continue along the lines at least of where they are and, you know, with the potential for increasing, you know, as we go forward and rollout new products and so forth.

Frank Marsala:	Okay. With respect to R&D then, you talked about having sped up your spend on some new products. The question I have there is - well actually, two questions.

Number one, what is the headcount there now? And are you adding body there now? Are you - or are you planning to add body there?

David Morash:	Well, we tend to add people hopefully as opposed to bodies, but aside from that, we are adding people and I think we added about - I’m going to say four or five people in Korea recently.

And - with the thought that there’s just so much going on in terms of, you know, homologation of a product and locally rolling out new product and then also getting everything into manufacturing and make sure the manufacturing process is working.

And then, once it’s in manufacturing, you know, working on reducing the cost of the product. So that if I look at headcount, we kind of - at 2004 we were 70 and if the projections internally pan out then we could be, you know, somewhere at 105 level or something, at a period during 2005 as we go through the year.

So we are expecting, assuming, you know, everything moves along as we expected to add to the headcount, particularly in sales and in engineering. And then just work the staff a little harder.

Frank Marsala:	Okay. [* * *] you talked about in EVDO, could you give us a sense of what part of the world is more attractive for you there? What’s getting traction right now?

David Morash:	I would say that it’s a broad spectrum of locations. We are really - we’re really looking at a number of areas, you know, and we’re starting to, you know, pump up and even in areas like Eastern Europe that we haven’t done previously.

So I would tell you that if you look at our present customer base, we’re clearly talking to them and I would tell you that we’re - we’ve got significant interest from others as well in, you know, in South America and Asia and the US.

It doesn’t - you know, the US market could be very significant for us as we go through and, you know, at this point we’re - kind of been in preliminary discussions, etcetera, but if those discussions went well, that could have a major impact on - in Q1 this year.

Frank Marsala:	Okay. And then last question, just - what’s pointing out on the tax line now? How should we be thinking about this? And specifically, as we look forward to the first quarter, should we see a tax benefit getting booked, is its going to be zero on the tax line? What do we think is going to happen there?

David Morash:	Well, I think going forward, we’ll, you know, at least for this year, we’ve got NOL to cover the earnings situation.

[* * *]

And, you know, and then we’re working on some tax planning and so forth, so that, you know, we believe the longer term rate should be reduced, you know, as we go profitable.

So I would say, you know, initially, we don’t expect to see - and, you know, for the next few quarters, we do not expect to be paying taxes.

Frank Marsala:	But you don’t expect to be able to book any more tax benefits you have in prior quarters, you had a, you know, a few tax benefits you’re recording?

David Morash:	Yeah, we stopped doing that. I think that’s probably a more aggressive technique than we had done in the - and so we probably - yeah, with - it was a - I think it’s more conservative to not book those benefits prior to actually receiving them.

And so we probably will not be booking additional tax benefits.

Frank Marsala:	Okay. Thanks guys. I appreciate it very much.

[* * *]

Conference Coordinator:	It appears we have a follow-up question from Joe Noel’s site.

Go ahead please.

Joe Noel:	Just a final question here. Of the $135 million to $145 million guidance for ‘05, how much of that can you say is signed with current contracts at this point in time?

David Morash:	Well, I guess if you look at - let me change it differently as opposed to signed with current contract…to - this business is not typically, you know, hard and fast, you know . . . five-year contracts or something.

I would say that if you look at our present business and if, you know, if we are successful in doing $28 million to $30 million, you know, in the first quarter and you multiply that times four, you’ve got, you know, somewhere around - pretty close to $120 million that we think is really, you know, our existing customer base if you will.

And then, you know, so we’re saying we’re going to grow beyond our existing customer base.

Joe Noel:	Right. Okay, so basically, $28 million to $30 million would be existing customer base.

David Morash:	For the most part, I mean there’s some new products for instance, but, you know, as a - but it’s primarily, you know....

Joe Noel:	Right.

And then the last question, Venezuela is the only place that you’ve actually shipped an EVDO box?

David Morash:	As we speak today, I would hope that that’s not the case by the end of the quarter.

Joe Noel:	Right. Okay, good. Good.

Okay, well that’s all I had. Thank you very much.

[* * *]

Conference Coordinator:	All right. Our next site is from (Kevin Deed) in – from (Miriam).

Go ahead.

(Kevin Deed):	Yes, thanks guys. Very nice job in the quarter.

David Morash:	Thank you.

(Kevin Deed):	Dave, can you give us a breakdown on the product mix based on - well, on the sales mix, based on product or geography in ’04, in general and how you expect that to change?

David Morash:	Yeah, I would say that, you know, Asia overall is probably, you know, around, you know, three quarters of our business and Latin America is probably a quarter of our business.

The part that’s a little bit hard to factor in at this stage of the game is, you know, for instance - Asia seems to be very - to be growing quite rapidly and so, you know, additions to China or Pakistan or whatever, might keep that percentage up higher, so it might be other customers in Asia as we go forward, it would - might make up that mix.

On other we’ve had some good success on - in Latin American and, you know, I’m hopeful that we can be doing some stuff in the Mid-East and Asia we’re trying, you know, I would say that the exciting thing is that we’ve expanded the sales force and now we’re - we’ve got – Mike’s not the only person [* * *]. We’ve got a whole bunch of people and we’ll have more as we go through the years.

So I would say that we’re looking to broaden our geographic base fairly significantly and again as I said, if we hit on, you know, really all you have to do is hit on one major carrier in the United States.

We could all of a sudden be - have some very strong domestic sales. So, we’re certainly not limiting ourselves to anyone particularly geography, which I think the airplane industry is very happy about.

(Kevin Deed):	Sounds that way.

Can you explain how your customer carriers are marketing this service versus their wire line competitors?

David Morash:	If you look at the - some of the ads for instance it’s, you know, kind of fixed wireless at landline rates and you know, they’re basically marketing it as a less expensive or very competitive to landline and it’s very - it’s much easier and much more rapid rollout.

So, you know, you get a lot of people that have been waiting for service and have not yet received service and so, you know, they’ve got lists of people that are looking for landline service and this what landline service is.

It’s - so it’s very fast to deploy, very easy to deploy. You know, you get to places - I know I used to get down to Caracas and, you know, people would complain it would take them nine months to get a phone.

Well, now, all of a sudden you want in Caracas or India or wherever, you call up and you them, “I want a phone” and they can - you want a phone line and they ship you the - and they ship you our product.

The other thing that we offer that’s very significant is the whole data side on the – our phones that we’re shipping out have high speed data connection of, you know, kind of 144 kilobytes.

So, you know, so there’s another piece there that’s very - a nice add-on and I think the next piece that we’ll be able to do as we go forward this year is, you know, add on other services to that, so that it’ll be a kind of an enhanced product base.

(Kevin Deed):	Okay.

Are you seeing an impact in the following dollar and - I mean other than the foreign exchange loss, are you able to price you product in more competitively as the price of the dollar changes?

David Morash:	Actually the, you know, the - really the - Asia has been locked to the dollar, so - I mean if you look at India or you look at - or I should say you look at China or Taiwan or whatever, it’s really been locked to the dollar.

So there hasn’t been, you know, in those markets there hasn’t been a major change. And so a lot of the people we compete with are, you know, kind of locked into that same dollar exchange rate.

And so there - I don’t - and there isn’t - there aren’t a lot of players these days that manufacture in Europe, so the fact that the Euro has gone through the roof or the fact that the Yen has gone through the roof, has not had an impact and even, you know, people like competitors in Korea I think if they’re manufacturing in Korea, they’ve suffered a problem.

But if they’re, you know, developing in Korea but manufacturing in China or something like that, it’s - they’re probably, you know, still in the same competitive position.

So I guess I would - that’s the long way around, saying I don’t see that this - that the FXs had a major impact.

(Kevin Deed):	Okay.

On inventory, can you give us a read on how far and advanced your customers are buying versus deploying and when you can recognize revenues?

David Morash:	How far and advanced their buying versus deploying? They’re basically buying for, you know, kind of next month’s sales I would say. And so they don’t - they’re not - for the most part, as far as we know, they’re not stocking large amounts of inventory to - that, you know, will backup the, you know, the pipeline.

So I would say they’re basically buying this month for next month’s sales.

(Kevin Deed):	Okay.

David Morash:	And we have a very fast turnaround. WNC does a great job of getting the product out very quickly. So it – they place the order and, you know, and, you know, we got it out in a few weeks and that’s on the shelves being sold, you know, shortly thereafter.

(Kevin Deed):	What volume level would you start to look for a second supplier? I know you mentioned it, but you didn’t quantify.

David Morash:	Yeah, I would say that, you know, it’s really more a function of trying to balance out things and so forth and seeing where there’s an incentive to have a second supplier.

So if there’s a tax difference and so forth, I think there’s a basic issue there. I think, you know, there’s some value to having a local manufacturer in a given country where you have a lot of volume.

So, you know, we continue to, you know, move forward in that front, but I would say it’s not particularly tied to a specific volume.

One of the problems is it takes a while to get anybody up to speed, so you really have to get started on it now in order to get something to happen this year.

So, you know, we are moving forward in that one.

(Kevin Deed):	Last question, just on your guidance.

You had a $20 million range, you tightened it up and you’ve raised the lower end as – can we read into that of just you having more confidence in the way your business is developing?

David Moresh:	Yeah, I think, you know, the one trouble with forecasting, you know, situations like this where it’s a high growth situation, you have lots of opportunities and now the issue is how rapidly can you realize those opportunities and turn them from opportunities into actual sales and get them sold in a quarter.

And, you know, so - I mean obviously the accounting quarters are arbitrary relative to sales process.

So I would say we feel - we certainly, you know, feel good about where we are and what’s happened in the products and so forth. And, you know, so that was, you know, and we had obviously a very strong sales quarter in the fourth quarter, so, you know, it’s really a reflection of how we feel about the fourth quarter and the first quarter.

(Kevin Deed):	Very good. Well, thanks for taking all my questions…

David Morash:	Yes.

(Kevin Deed):	…and good job in the quarter.

David Morash:	Thanks.

Conference Coordinator:	[* * *] We’ll take our next question from the site of (Jay Raj) from (Innotech).

Go ahead, please.

[* * *]

(Jay Raj):	Congratulations on the amazing growth.

David Morash:	Thank you.

(Jay Raj):	And I have a few questions for you and thank you for taking my call.

You said that this 2005 you are expecting to realize approximately 12% margin depending on product mix?

David Morash:	Yes.

(Jay Raj):	Now is that margin sufficient to become profitable, you know, in terms of warranty, returns and things like that?

David Morash:	We have stated that it is. Yes.

(Jay Raj):	Okay.

And....

David Morash:	We - I mean I might say that, you know, at least to date, that’s not been an issue for us and the quality of the product out in the field has been excellent.

(Jay Raj):	That – you are - you’re talking about the returns and things like that.

David Morash:	Correct.

(Jay Raj):	Okay. That’s good to hear.

Another - (unintelligible) market has been talking about FWTs for years and then they will – had also those regulatory problems and those sets of problems — other problems.

What do you see is the future for Brazil?

David Morash:	I think, you know, Brazil actually was the first customer that we had back when the company was first started four years ago.

(Jay Raj):	Okay.

David Morash:	And we see it as being a very interesting and exciting marketplace, one in which we would hope that we’d be doing some fairly significant business in the, you know, not too distant future.

(Jay Raj):	Okay. So they got - they’re pretty much open to market for FWT, is that what I’m hearing?

David Morash:	Yes.

(Jay Raj):	Okay.

David Morash:	And also for, you know, for EVDO and so forth.

(Jay Raj):	Okay.

Now....

David Morash:	You know, I mean obviously it’s a target as opposed to a reality but, you know, we certainly view Brazil as one of the, you know, kind of three or four major locations that we’d like to do business in.

(Jay Raj):	Now you said that EVDO - I heard something like 450. Is that 450 kilobytes per second or what was that?

David Morash:	Megahertz, 450 megahertz.

(Jay Raj):	Four fifty megahertz.

David Morash:	The....

(Jay Raj):	That would be your bandwidth that will be used.

David Morash:	Yeah, it’s the spectrum band.

(Jay Raj):	It’s the spectrum band. Okay.

And now, when they use these EVDO phones for Internet access, what type of cost are we looking at for the end user?

David Morash:	Honestly, really it depends on how the carrier treats it and whether or not they subsidized it to the end user or etcetera.

But it’s, you know, it’s at a fixed price of, you know, in the - it’s a competitive fixed price somewhere in the, you know, $20 to $60 or whatever. It really depends a lot on the carrier and what their market - go to market strategy is.

(Jay Raj):	Twenty to $60 per month.

David Morash:	Yeah.

(Jay Raj):	Okay.

And that will be - I think in the US, a few people have deployed it at about $60 to $20 a month, is that correct?

David Morash:	Yes.

(Jay Raj):	And you see in the future that the - okay, in how many years would you say that the US would have a fairly wide wireless network which is using EVDO on similar equipment — wireless equipment?

David Morash:	You know, right now you’ve got Verizon which is, what? The largest carrier?

(Jay Raj):	Uh-huh.

David Morash:	Rolling it out on a major scale. And you got Sprint as another major player rolling it out, so, you know, it doesn’t sound like it’s going to take a whole – take a long time for it to get rolled out.

(Jay Raj):	Okay.

David Morash:	It seems like it’s happening now. It’s happening in the 2005.

(Jay Raj):	Okay.

We are hoping to be able to sell Axesstel phones into these markets, is this correct?

David Morash:	The phones and - but primarily the EVDO....

(Jay Raj):	The EVDO aspect of it.

David Morash:	Right.

(Jay Raj):	Now, when you use EVDO - when you sell into the US market, you hit the patent that Telular has on – on the – interfacing to the landline, is that correct?

David Morash:	I really can’t comment on that.

(Jay Raj):	Okay.

But when, you know, a typical US home, when you - they have about five - you know, two to five phones, not just one phone on a desktop which is generally true in Third World countries.

David Morash:	Right.

(Jay Raj):	Do you have some mechanisms for providing a phone system in the house where a guy can buy four to five phones, have them all work on the same number and then provide EVDO in addition to that?

David Morash:	Yes, your - the EVDO terminal will or modem will light up your whole house and the 1xRTT terminal will light it up on, you know, with a, you know, on the whole house, you know, not on a EVDO basis, but on a 1xRTT basis.

(Jay Raj):	So by light up you mean that a guy can stick his grocery store phone into a jack or will they be getting special units if they need to use?

David Morash:	You know, really, we’ll be, you know, we’ll be coming out with additional phones that way and so forth…

(Jay Raj):	Okay.

David Morash:	…in marketing but, you know, right now, you know, that you can certainly light up the house by plugging into the existing system.

(Jay Raj):	Okay. And that’s really exciting because that’ll be a very big market.

David Morash:	Yeah, we certainly believe that to be the case.

(Jay Raj):	Okay.

And do you feel that the US market is developing along those lines and they’ll be....

David Morash:	We feel that the, you know, we certainly feel that the US market is rolling out EVDO and we certainly are - feel that we have a reasonable chance to be able to sell our product into this marketplace and, you know, obviously we got to do that.

We got to perform at this point.

(Jay Raj):	Yes. I think things are going fairly well.

Now, Tata made an announcement today that they’re going to spend $2 billion in extending their - the number of circles that they’re going to have.

David Morash:	Uh-huh.

(Jay Raj):	And one of the statements, they said they’re going to use fixed-wireless Walky – W A L K Y.

David Morash:	Yeah, that’s us.

(Jay Raj):	Okay.

David Morash:	That’s us and one other player.

(Jay Raj):	Okay.

David Morash:	So if you go in India and you walk around and look up at the ads, the ads have ours and one other player’s phones on them.

(Jay Raj):	Yes. So these are the phones that you can sort of use within a 2-mile radius of your house.

David Morash:	Correct.

(Jay Raj):	Okay. And you’re going to sell into that market?

David Morash:	We are selling presently in that market.

(Jay Raj):	Yeah, that’s all – that’s very - I’m going to be in India next week, I’m going to check that out.

David Morash:	Okay, well look up and see some of the - you come out of the airport and you’ll see a whole bunch of big billboards out, that you can - that’ll - and you look closely you’ll see our phone on that ad.

(Jay Raj):	Okay.

Well, I’m not going to Mumbai, so I think currently that’s where they are selling. I’m going to Bangalore.

David Morash:	We’ll get it soon…

(Jay Raj):	I hope so.

David Morash:	…right away. And we have rolled it out to other places. I’m not sure where you’re going, but I think we’ve rolled it out there as well.

(Jay Raj):	Okay. I hope to see it there I tell you. Now....

David Morash:	Great.

(Jay Raj):	The Chinese market is extremely price competitive. Can you comment about how AFT products stand in competition with the Chinese manufacturers?

David Morash:	We see the Chinese manufacturers on a worldwide basis and compete against them and, you know, look to work with them and partner with some of them.

(Jay Raj):	Okay. So you win a few, you lose a few, but you’re competitive with them.

David Morash:	We are - yes. We think we’ve got superior quality product as well, so that’s also a factor in this product....

(Jay Raj):	And do you think you’ll be able to - now if you’re going to sell into China, you have to manufacturer in China. Are you guys doing that or....

David Morash:	We will. Right now we found - we’re manufacturing in Taiwan, but our manufacturer WMC is moving - has already moved his - not move, but added an additional factory in China.

And so there’s a big opportunity there to work with the same player.

(Jay Raj):	Okay.

Now, is there any prospect for a GSM form or are you not going to get into this market?

David Morash:	Into a what?

(Jay Raj):	A GSM?

David Morash:	You know, I think there’s a - last I heard there’s a big market in GSM.

(Jay Raj):	Yes.

David Morash:	And certainly we’re, you know, we’re planning not just to - we don’t have any relation with CDMA. We think it’s an excellent carrier or excellent system, but clearly we’d like to sell both major systems.

(Jay Raj):	Okay.

Now, you know, in your announcement you talked about next generation of new products. Could you comment something about that please?

David Morash:	Well, really, you know, I think what we talked about already is a, you know, is the - certainly the Chinese version. We talked about the EVDO and we’ve talk - a modem and a 1xRTT terminal.

And then, you know, quite honestly there are other add-ons and so forth into this. We’ve done - in the past for instance, we’ve done a hybrid and we’ve done various other things and, you know, quite honestly I’d rather not comment too much on our detailed roadmap…

(Jay Raj):	Sure, I understand.

David Morash:	…for obvious reasons.

(Jay Raj):	You don’t want to....

David Morash:	No sense alerting everybody.

(Jay Raj):	Now, do you have a ballpark for price at which you sell these phones that you can talk about, like Telular recently announced a below $100 price and I read some map on the price that you guys got the deal with Tata.

David Morash:	You know, honestly we don’t see Telular being competitive in terms of their capability, their cost structure and capabilities. I think that’s about, I mean, but, you know, I mean they have - they had a certain strategy and it’s a, you know, a high-price strategy and, you know, we see our ability to be more competitive and to compete with people like the Chinese which, you know, we think ultimately you have to do in order to be competitive.

(Jay Raj):	Yeah, I believe so. Especially in Third World countries, eventually price becomes the bottom line what the features in most of the markets.

David Morash:	Yeah, I mean clearly you got to have a good - you got to get in the door by having a good quality product, but at the end of the day they’re, you know, they’re not going to pay dramatically more for yours versus somebody else’s.

(Jay Raj):	Okay.

So everything looks very exciting and promising and not…

David Morash:	Thank you.

(Jay Raj):	…only is the marketplace really exciting, you’re also a very exciting company and I’d like to congratulate you and wish you all the best for the future.

David Morash:	Thanks, that’s – we’ve got a great team.

(Jay Raj):	Yes. Thank you.

David Morash:	Thank you.

Conference Coordinator:	[* * *] We’ll take our next question from the site of (Tom Oh) – actually, it appears we have no further questions.

David Morash:	Great.

I just like to thank everybody for being on the call. We certainly think that we had an exciting fourth quarter and our prospects look even brighter and we’re really happy with the way in which things are going and hope that you all stay tuned.

[* * *]

END